Exhibit 5 .1

July 8, 2013

Sutron Corporation
22400 Davis Drive
Sterling, Virginia 20166

Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen,

We have acted as special counsel to Sutron Corporation, a Virginia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8, including the exhibits thereto (the “Registration Statement”), to be filed under the Securities Act of 1933, as amended (the “Act”), for the registration of 477,875 shares (the “Shares”) of Common Stock, par value $.01 per share, to be offered and sold pursuant to the Sutron Corporation 2010 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others, as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies, and that all documents upon which we have relied are accurate and complete.

In reaching the opinions set forth herein, we have assumed that:  (i) there will be no changes in applicable law, the articles of incorporation of the Company, or the bylaws of the Company between the date of this opinion and any date of issuance or delivery of any of the Common Stock to be issued in accordance with the Plan; (ii) at the time of delivery of any of the Common Stock to be issued in accordance with the Plan, all contemplated additional actions shall have been taken and the authorization of the issuance of such Common Stock will not have been modified or rescinded; (iii) the aggregate number of shares of Common Stock of the corporation that would be outstanding after the issuance of any of the Common Stock to be issued in accordance with the Plan, together with the number of shares of Common Stock previously issued and outstanding, does not exceed the number of then-authorized shares of the Company; and (iv) the Company will take, or will cause to be taken, the necessary actions to evidence the ownership of any Common Stock to be issued pursuant to the Plan.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when issued and delivered in accordance with the Plan, and upon receipt by the Company of the consideration for the Common Stock to be issued and sold in accordance with the Plan, the shares of Common Stock to be issued and sold in accordance with the Plan will be validly issued, fully paid and nonassessable.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the Commonwealth of Virginia and we do not express any opinion as to the effect of any other laws on the opinion stated herein.  We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might change the opinions expressed in this letter after the date of this letter.  The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

            We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.